Exhibit 99.1
NOTICE OF BLACKOUT PERIOD

To:	Directors and Executive Officers of Medicis Pharmaceutical Corporation

Re:	Blackout Period

Date:	September 26, 2008
As you may already know, the Company determined that its financial statements for one or more prior periods will likely need to be restated in conjunction with revising our sales return reserve calculations. This determination has substantial implications for the Company’s various equity incentive programs and your ability to engage in transactions involving the Company’s common stock. You are currently under a Company-imposed blackout on your ability to trade in the Company’s common stock. Moreover, as a result of the impact that the restatement decision will have upon certain employee equity incentive programs, including the Medicis Pharmaceutical Corporation 401(k) Employee Savings Plan (the “401(k) Plan”), you will now also be subject to the restrictions of Section 306(a) of the Sarbanes-Oxley Act, which prohibit you from purchasing selling, acquiring or transferring any equity securities of the Company, to the extent those securities were acquired in connection with your service as an executive officer or director.
Because of the potential restatement of this information and in order to ensure compliance with applicable securities laws, participants in the Company’s various equity incentive programs will be subject to a blackout period. The blackout period begins at 7:00 a.m., September 29, 2008, and will continue for directors and executive officers until 7:00 a.m. on the third business day following the day on which the restated financial statements are filed with the Securities and Exchange Commission. The Company believes that the events leading to blackout period were unforeseeable. Accordingly, the Company was unable to provide advance notice of the blackout period and is providing this notice as soon as reasonably possible under the circumstances.
Your participation in the Company’s equity incentive plans will accordingly be affected as follows:
Medicis Pharmaceutical Corporation 401(k) Employee Savings Plan: During the blackout period, the directors and executive officers will be precluded from directing the investment of their 401(k) Plan contributions into shares of the Company’s common stock or from moving their existing account balance under the 401(k) Plan into the Company common stock fund. 401(k) Plan contributions will instead be directed to an alternate default fund. In addition, to the extent one or more executive officers may have their 401(k) Plan account currently invested in the Company common stock fund, they will not be allowed during the blackout period to liquidate that investment and move it into another available investment fund. For this reason, it is very important that you review and consider the appropriateness of your current investment decisions in light of your inability to direct or diversify certain assets credited to your account during the blackout period.
Stock Option Exercises: No exercises of outstanding options, including same-day exercise and sale transactions, can be effected during the blackout period.
Restricted Stock Unit Vesting Events: No delivery of shares of the Company’s common stock upon the vesting of restricted stock units will be effected during the blackout period.
Because of the complexity of the Sarbanes-Oxley prohibition, executive officers and directors are strongly advised not to engage directly or indirectly in any transactions involving the Company’s common stock or any derivative security tied to the value of the stock during the blackout period.

The Company reminds you that all employees, officers, consultants and directors of the Company are subject to its procedures and policies governing securities trading and communications. It is illegal for any such person to engage in transactions involving the Company’s securities while in possession of material non-public information concerning the Company. It is also illegal for such persons to give material non-public information concerning the Company to others who may trade on the basis of that information.
If you have any questions concerning the blackout period or the prohibition on transactions involving the Company’s common stock or any related derivative security, please contact Jason D. Hanson, Executive Vice President, General Counsel and Corporate Secretary, at the Company’s headquarters, 7720 North Dobson Road, Scottsdale, Arizona 85256 or by telephone at (480) 291-5508.
The Company can provide no assurances as to when the restatement will be completed and filed with the Securities and Exchange Commission since completion of the restatement is not entirely within the Company’s control. However, the Company will notify you promptly when the blackout period ends.